EXHIBIT 4.6

                                  May 23, 1996


Robertson, Stephens & Company LLC
Volpe, Welty & Company
Pennsylvania Merchant Group Ltd.
as Representatives of the
Several Underwriters
c/o Robertson, Stephens & Company LLC
555 California Street
San Francisco, California 94104

Ladies and Gentlemen:

     The undersigned understands that Robertson, Stephens & Company LLC, Volpe, Welty & Company and Pennsylvania Merchant Group Ltd., as representatives (the "Representatives") of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with MedQuist Inc. (the "Company"), providing for the public offering by the Underwriters, including the Representatives, of common stock of the Company (the "Public Offering").

     In consideration of the Underwriters' agreement to purchase and undertake the Public Offering and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of Robertson, Stephens & Company LLC, the undersigned will not, for the period ending 270 days after the consummation of the Public Offering (the "Lock-Up Period"), directly or indirectly offer, sell, solicit an offer to buy, make any short sale, pledge, grant any option to purchase, contract to sell or otherwise dispose of or transfer (collectively, a "Disposition") any shares of common stock of the Company ("Common Stock") (including, without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission) or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, shares of Common Stock now owned or hereafter acquired directly by the undersigned or with respect to which the undersigned has or hereafter acquires the power of Disposition (collectively, "Securities"), otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction for the remainder of the Lock-Up Period, (ii) as a distribution to partners or stockholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this restriction for the remainder of the Lock-Up Period, (iii) as a distribution or contribution to or from any of the corporate affiliates of the




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Robertson, Stephens & Company LLC
Volpe, Welty & Company
Pennsylvania Merchant Group Ltd.
May 23, 1996
Page 2


undersigned, provided that the transferee affiliates agree in writing to be bound by the terms of this restriction for the remainder of the Lock-Up Period, or (iv) in privately-negotiated transactions, so long as the transferees agree in writing to be bound by the terms of this restriction for the remainder of the Lock-Up Period.

     The undersigned acknowledges that the foregoing restrictions preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-Up Period, including, without limitation, any transfer of all or a portion of the economic consequences associated with the ownership of Securities, even if the Disposition of such Securities would be made by someone other than the undersigned. Such prohibited hedging or other transactions include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities.

     In addition, the undersigned agrees that the Company may, during the Lock-Up Period, with respect to any Securities for which the undersigned is the record or beneficial holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares on the transfer books and records of the Company.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned created hereunder shall be irrevocable and binding upon the heirs, personal representatives, successors, and assigns of the undersigned.

     In the event any of the Representatives consents to the sale or other transaction by any party to a similar agreement with respect to the Public Offering involving some or all of such party's holdings of Securities during a period when such transaction would otherwise be prohibited by such agreement, the undersigned will automatically be released from the restrictions of this letter agreement with respect to the same number of Securities (regardless of whether the undersigned then intends to effect any transaction involving Securities). In the event


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Robertson, Stephens & Company LLC
Volpe, Welty & Company
Pennsylvania Merchant Group Ltd.
May 23, 1996
Page 3


any of the Representatives reduces the term of any restrictions contained in a similar agreement with another party, the Lock-Up Period will be automatically reduced in the same proportion.

                                        Very truly yours,

                                        HELLER EQUITY CAPITAL CORPORATION




                                        By:   /s/ J.H. UNDERWOOD
                                              ------------------------------
                                        Title: Vice President